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                                                                       EXHIBIT 2

                                Third Amendment
                                      To
                               Rights Agreement


                           US FACILITIES CORPORATION



         This Third Amendment to Rights Agreement (the "Third Amendment") is made and entered into as of September 28, 1995, by and between US Facilities Corporation, a Delaware corporation (the "Company"), and Chemical Mellon Shareholder Services (the "Rights Agent") for the purpose of making a third amendment to that certain Rights Agreement dated as of May 24, 1990 between the Company and the Rights Agent, as amended (the "Rights Agreement").

         1.  Authority for Amendment.

         (a) This Third Amendment is made and entered into pursuant to Section 27 of the Rights Agreement.

         (b) By action taken on September 27, 1995, the Independent Directors of the Company, consisting of John A. Allison, Jonathan D. DuBois, John F. Kooken, Bernard H. Ross, Charles L. Schultz and Kenneth C. Tyler, directed the Company and the Rights Agent to amend the Rights Agreement to change the Exercise Price of each Right, as set forth in Section 7(c) thereof, from $40.00 to $70.00 and to change the Redemption Price of each Right, as set forth in Section 23(a) thereof, from $.01 to $.001, because the Independent Directors deem it to be in the best interests of the Company and its stockholders to increase the Exercise Price and decrease the Redemption Price.

         (c) Pursuant to the terms of Section 19 of the Rights Agreement relating to a merger or change of name of the Rights Agent, the Rights Agent is hereafter designated as Chemical Mellon Shareholder Services, whose address is 300 South Grand Avenue, 4th Floor, Los Angeles, California 90071-3113.
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         2.  The Amendment.

         (a) The first sentence of Section 7(c) of the Rights Agreement is hereby changed to read in its entirety as follows:

                "(c) The Exercise Price for the exercise of each Right shall be
             Seventy Dollars ($70.00) and shall be payable in lawful money of the United States of America in accordance with Section 7(f) hereof."

         (b) A corresponding change from $40.00 to $70.00 is hereby made as the Exercise Price of each Right in Exhibits A and B to the Rights Agreement.

         (c) Section 23(a) of the Rights Agreement is hereby changed to read in its entirety as follows:

                "(a)    Until the earliest of (i) the date of the first
             Section 11(a)(ii) Event, (ii) the date of the first Section 13(a) Event or (iii) the Expiration Date, a majority but not less than three, of the Independent Directors may, at their option, direct the Company to redeem all, but not less than all, of the then outstanding Rights at a redemption price of $.001 per Right, as such redemption price shall be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (the "Redemption Price"), and the Company shall so redeem the Rights."

         (d) A corresponding change from $.01 to $.001 is hereby made as the Redemption Price of each Right in Exhibits A and B to the Rights Agreement.

         (e) Section 26 of the Rights Agreement is hereby changed to read in its entirety as follows:

             "Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

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

                    US Facilities Corporation
                    650 Town Center Drive, Suite 1600
                    Costa Mesa, California  92626
                    Attention: Jose A. Velasco, Esq.

         Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) to the principal office of the Rights Agent as follows:

                    Chemical Mellon Shareholder Services
                    300 South Grand Avenue, 4th Floor
                    Los Angeles, California  90071-3113
                    Attention: Derek G. Webster

         Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company."

         (f) A corresponding change of the name and address of the Rights Agent is hereby made in Exhibits A and B to the Rights Agreement.

         3.  Miscellaneous.

         (a) All other references in the Rights Agreement to "$40.00" are hereby amended to "$70.00".

         (b) All other references in the Rights Agreement to a Redemption Price of "$.01" are hereby amended to "$.001."

         (c) All other references in the Rights Agreement to "Security Pacific National Bank, as Rights Agent" are hereby amended to "Chemical Mellon Shareholder Services," and all other references to the address of the aforenoted Rights Agent as "701 South Western Avenue, Glendale, California 91201" are hereby amended to "300 South Grand Avenue, 4th Floor, Los Angeles, California 90071-3113."

         (d) The capitalized terms used and not otherwise defined in this Third Amendment shall have the meanings as set forth in the Rights Agreement.

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         (e) From and after the date hereof, each reference in the Rights
Agreement to "this Agreement," "hereof," "hereunder" or words of like import and all references to the Rights Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Rights Agreement as previously amended and as further modified and amended by this Third Amendment.

         (f) Other than as set forth in this Third Amendment, the Rights Agreement, as in effect immediately prior to the effective date hereof, remains in full force and effect without change.

         In Witness Whereof, the parties hereto have caused this Third Amendment to be duly executed as of the day and year first above written.


ATTEST:                                    US Facilities Corporation



By  /s/ Jose A. Velasco                    By  /s/ Mark Burke
  -----------------------------------         ----------------------------------
    Jose A. Velasco, Senior Vice               Mark Burke, Senior Vice President
    President and Secretary                    and Chief Financial Officer


ATTEST:                                    Chemical Mellon Shareholder Services



By  /s/ S. Magidson                        By  /s/ D.G. Webster
  -----------------------------------         ----------------------------------

    Print Name  S. Magidson                    Print Name D.G. Webster
               ----------------------                    -----------------------

    Title    Vice President                    Title  Assistant Vice President
          ---------------------------                ---------------------------

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